Exhibit 99.1

        Crosstex Increases Distributions for Fifth Consecutive Quarter;
                 Corporation Also Increases Quarterly Dividend

     DALLAS--(BUSINESS WIRE)--July 28, 2004--The Crosstex Energy companies, Crosstex Energy, L.P. (NasdaqNM:XTEX) (the Partnership) and Crosstex Energy Inc. (NasdaqNM:XTXI) (the Corporation), today announced second quarter distributions and dividends:

     -- Quarterly distributions on the Partnership's common and subordinated units will increase from $0.40 per unit to $0.42 per unit, payable Aug. 19 to unitholders of record on Aug. 6.

     -- Quarterly dividends on the Corporation's common stock will increase from $0.30 per common share to $0.33 per common share, payable Aug. 19 to shareholders of record on Aug. 6.

     "This increase in cash distributions and dividends is based on our second quarter operating results, which includes the successful integration of the LIG Pipeline Company transaction that closed in April," said Barry E. Davis, president and chief executive officer of the Crosstex Energy companies. "It is our intention to directly share the companies' operating success with our unitholders and shareholders through growth in cash distributions, which we have done every quarter since the Partnership's initial public offering in December 2002, and growth in dividends."

     About the Crosstex Energy Companies

     Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 4,500 miles of pipeline, five processing plants and over 60 natural gas amine treating plants. The Partnership currently provides services for over 1.5 BCF/day of natural gas.

     Crosstex Energy Inc. owns the general partner, a 54.3 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

     Additional information about the companies can be found at www.crosstexenergy.com.

     This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

     CONTACT: Crosstex Energy, L.P., Dallas
              Barry E. Davis, 214-953-9500
              or
              William W. Davis, 214-953-9500